Exhibit 99.1

TILT Holdings Signs Definitive Agreement to Divest Retail Locations in Massachusetts to In Good Health for $2 Million

PHOENIX, AZ, February 3, 2025 -- TILT Holdings Inc. (“TILT" or the “Company”) (Cboe CA:TILT) (OTCQB: TLLTF), a global provider of cannabis business solutions that include inhalation technologies, cultivation, manufacturing, processing, brand development and retail, today announced that it has signed an Asset Purchase Agreement(“APA”) to divest two dispensaries in Massachusetts (the "Transaction"). The Transaction is aligned with TILT’s broader strategy to explore strategic alternatives for its plant touching business, streamline operations, and unlock value in its vape hardware business, Jupiter Research.

Under the terms of the Transaction, TILT will transition ownership of its Taunton dispensary to In Good Health, a private single-state cannabis operator, and shut down its Brockton dispensary for $2 million in cash considerations. The Company still has one location in Cambridge that is part of plant-touching assets under review.

“This divestiture marks an important first step in TILT’s execution of strategic transactions aimed at optimizing our balance sheet and operating expenses,” said TILT Chief Executive Officer, Tim Conder.  “We are making steady progress in identifying and executing strategic alternatives for our plant-touching assets, including cultivation and manufacturing operations in Massachusetts, Pennsylvania, and Ohio.  In parallel, we are actively optimizing our Jupiter business to continue to deliver the best products and service to our customers in a rapidly evolving vaporization hardware market."

“We are excited about adding to our Massachusetts retail footprint and providing a new cannabis experience for Taunton-area residents, some of whom we have been serving for years in our Brockton dispensary,” said In Good Health President and Chief Executive Officer, David Noble. “This acquisition allows us to bring our signature brands and high-quality, affordable products to a new community. Taunton is a perfect third point on the triangle, with our Brockton location to the north and Sandwich to the east, and this location will allow us to efficiently move resources within this territory to best meet the needs of our customers.”

Transaction Timing and Details

The Transaction is expected to close in the first half of 2025, subject to receipt of customary regulatory approvals and satisfaction of other closing conditions outlined in the Agreement.

Highgate Capital Partners was retained in connection with the Company’s strategic alternatives review and is the broker on this transaction

About In Good Health

In Good Health is a locally owned, female-founded cannabis company serving Massachusetts since 2015. As one of the first dispensaries in the state, In Good Health’s innovative approach has allowed the business to expand and adapt while providing customers with the highest quality products at the most affordable prices. Open 364 days per year, In Good Health boasts one of the largest and most varied menus in the state, with a broad range of products and price points.

For more information, visit www.ingoodhealthma.com.

About TILT

TILT Holdings manages a diverse portfolio of companies in the cannabis industry, encompassing technology, hardware, cultivation, and production. Its core business, Jupiter Research LLC, is a wholly owned subsidiary and a global distribution leader in the vaporization segment. Jupiter is dedicated to hardware design, research, development, and distribution to support cannabis brands and retailers across the United States, Canada, South America, and the European Union. Additionally, TILT is a multi-state operator, with cultivation and production facilities in three states under the Commonwealth Alternative Care and Standard Farms brands. For more information, visit www.tiltholdings.com.

Forward-Looking Information

This news release contains forward-looking information and statements (together, “forward-looking information”) under applicable Canadian and U.S. securities laws which are based on current expectations. Forward-looking information is provided for the purpose of presenting information about TILT management’s current expectations and plans relating to the future and readers are cautioned that such statements may not be appropriate for other purposes. Forward-looking information may include, without limitation, outcome of the Company’s strategic review of plant-touching assets, the closing of the Transactions\, the streamlining of operations, increased focus and growth of Jupiter in relation to any potential divestiture of the plan touching assets, strengthening of TILT’s balance sheet, TILT’s expectations on reductions in corporate overhead and headcount and re-alignment of its business, TILT’s business strategy and growth opportunities, the opinions or beliefs of management, prospects, opportunities, priorities, targets, goals, ongoing objectives, milestones, strategies, and outlook of TILT, and includes statements about, among other things, future developments, the future operations, strengths and strategy of TILT. Generally, forward-looking information can be identified by the use of forward-looking terminology such as “plans”, “expects” or “does not expect”, “is expected”, “will”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates” or “does not anticipate”, or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might” or “will be taken”, “occur” or “be achieved”. These statements should not be read as guarantees of future performance or results. These statements are based upon certain material factors, assumptions and analyses that were applied in drawing a conclusion or making a forecast or projection, including TILT’s experience and perceptions of historical trends, the ability of TILT to maximize shareholder value, current conditions and expected future developments, as well as other factors that are believed to be reasonable in the circumstances.

Although such statements are based on management’s reasonable assumptions at the date such statements are made, there can be no assurance that such forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such forward-looking information. Accordingly, readers should not place undue reliance on the forward-looking information. TILT assumes no responsibility to update or revise forward-looking information to reflect new events or circumstances unless required by applicable law.

By its nature, forward-looking information is subject to risks and uncertainties, and there are a variety of risk factors, many of which are beyond the control of TILT, and that may cause actual outcomes to differ materially from those discussed in the forward-looking information. Such risk factors include, but are not limited to, TILT’s ability to find a permanent successor executive, the impact of the announcement of the leadership change on TILT’s stock, performance, operations, results of operations, employees, suppliers and customers, TILT’s ability to successfully work through the leadership transition, TILT’s ability to execute on its business optimization strategy, capital preservation and cash generation, and reductions in corporate overhead and headcount and re-alignment of its business and those risks described under the heading “Item 1A Risk Factors” in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and “Item 1A Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 and other subsequent reports filed by TILT with the United States Securities and Exchange Commission at www.sec.gov and on SEDAR+ at www.sedarplus.ca.

Company Contact:

Lynn Ricci, VP of Investor Relations & Corporate Communications

TILT Holdings Inc.

lricci@tiltholdings.com

Investor Relations Contact:

Sean Mansouri, CFA

Elevate IR

TILT@elevate-ir.com

720-330-2829